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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported):  March 31, 1999



                              IBS INTERACTIVE, INC.
               (Exact Name of Registrant as Specified in Charter)


        Delaware                        0-24073                  13-3817344
(State or Other Jurisdiction          (Commission              (IRS Employer
      of Incorporation)               File Number)           Identification No.)


2 Ridgedale Avenue, Suite 350, Cedar Knolls, New Jersey             07927
      (Address of Principal Executive Offices)                   (Zip Code)


Registrant's telephone number, including area code:  (973) 285-2600


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            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      STATEMENTS IN THIS REPORT ON FORM 8-K THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING STATEMENTS REGARDING THE COMPANY'S (AS HEREINAFTER DEFINED) EXPECTATIONS, HOPES, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS
INCLUDE: THE PLANS AND OBJECTIVES OF THE COMPANY FOR FUTURE OPERATIONS AND TRENDS AFFECTING THE COMPANY'S FINANCIAL CONDITION AND RESULTS OF OPERATIONS. ALL FORWARD-LOOKING STATEMENTS IN THIS REPORT ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY AS OF THE DATE THIS REPORT IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS INCLUDE, BUT ARE NOT LIMITED TO, (I) A DECLINE IN GENERAL ECONOMIC CONDITIONS OR A LOSS OF MAJOR CUSTOMERS, (II) THE UNAVAILABILITY OR MATERIAL INCREASE IN THE PRICE OF TELECOMMUNICATIONS SERVICES AND FACILITIES, (III) AN ADVERSE JUDGEMENT IN PENDING OR FUTURE LITIGATION, (IV) TECHNOLOGICAL DEVELOPMENTS AND INCREASED COMPETITIVE PRESSURE FROM CURRENT COMPETITORS AND FUTURE MARKET ENTRANTS AND (V) THE FACTORS DISCUSSED IN THE COMPANY'S FORM 10-KSB FOR 1998 IN "ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- CERTAIN FACTORS WHICH MAY AFFECT THE COMPANY'S FUTURE PERFORMANCE." THE COMPANY UNDERTAKES NO OBLIGATION TO RELEASE PUBLICLY THE RESULTS OF ANY FUTURE REVISIONS IT MAY MAKE TO FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

ITEM 5.  OTHER EVENTS.

      On March 31, 1999, IBS Interactive, Inc. (the "Company" or "IBS") completed the acquisition of Spectrum Information Systems, Inc. ("Spectrum"), which provided for the exchange of all of the issued and outstanding stock of Spectrum for 145,456 shares of IBS common stock (subject to certain adjustments). Such combination has been accounted for as a pooling-of-interests (the "Spectrum Merger").

      The Company's consolidated financial statements have been retroactively restated as of December 31, 1997 and 1998, and for the years then ended to reflect the consummation of the Spectrum Merger. The consolidated financial statements included herein give retroactive effect to the Spectrum Merger, which has been accounted for using the pooling-of-interests method and, as a result, the financial position, results of operations and cash flows are presented as if Spectrum had been consolidated for all periods presented. The consolidated statements of stockholders' equity reflect the accounts of IBS as if the common stock issued in connection with the Spectrum Merger had been issued for all periods presented.

     The consolidated balance sheets of IBS as of December 31, 1998 and 1997 have been combined with those of Spectrum for the same periods. The consolidated statements of operations combine the results of IBS for the years ended December 31, 1998 and 1997 with those of Spectrum for the the same periods.

     The consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of IBS included in its Annual Report on Form 10-KSB for the year ended December 31, 1998 and the consolidated financial statements of Spectrum included in the Company's Form 8-K/A dated June 2, 1999.

      The Management's Discussion and Analysis of Financial Condition and Results of Operations which follows is reflective of the consolidated financial statements referred to above.


                                       1

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS.

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES TO SUCH STATEMENTS APPEARING ELSEWHERE HEREIN.

OVERVIEW

      The Company provides a broad range of computer networking, programming, applications development and Internet services primarily to businesses and organizations. The Company's revenues are derived principally from consulting fees earned in connection with the performance of systems integration services, recurring monthly Internet connectivity fees and consulting fees earned in connection with programming and applications development services.

      The Company commenced operations in June 1995 as an Internet Service Provider offering Web-site hosting services. Since April 1996, the Company has acquired Interactive Networks, Inc., Mordor International, AllNet Technology Services, Inc., Entelechy, Inc. ("Entelechy"), JDT WebwerX LLC, DesignFX Interactive, LLC ("DesignFX"), MBS, Inc. ("MBS"), Halo Network Management, LLC ("Halo"), Mainsite Communications, the Renaissance Internet Services division of PIVC, LLC, EZ Net, Inc., the ADViCOM division of Multitronics, Inc., Realshare, Inc., Millennium Computer Applications, Inc., Planet Access, Inc. and Spectrum. The Company began to provide Systems Integration and Programming and Applications Development services in April 1996 and has increasingly emphasized such services.

      The Company's consulting services generally produce higher profit margins than the Company's Internet services. For the year ended December 31, 1998, Systems Integration, Programming and Applications Development and Internet Services & Training accounted for approximately 70%, 19% and 11%, respectively, of the Company's revenues as compared to 64%, 19% and 17%, respectively, for the year ended December 31, 1997.

      The Company expects that operating expenses will increase significantly in connection with expansion activities that the Company anticipates undertaking, including those related to: potential acquisitions of systems integrators, programming and applications development firms and Internet Service Providers, further development and upgrade of the Company's network and increased marketing activities. Utilizing proceeds from the initial public offering (the "Offering"), the Company began, during the second quarter of 1998, to increase its expenditures in connection with network development and marketing efforts that resulted in increased operating expenses during subsequent periods. Accordingly, the Company's future profitability will depend on corresponding increases in revenues from operations.

      The Company's projected expense levels are based on its expectations concerning future revenues and are fixed to a large extent. Any decline in demand for the Company's services or increases in expenses that are not offset by corresponding increases in revenue could have a material adverse effect on the Company. The Company also expects to incur charges of approximately $197,000, $197,000 and $17,000 related to the acquisition of Entelechy in the years ending December 31, 1999, 2000 and 2001; and charges of approximately $99,000, $28,000, $28,000 and $6,000 in the years ended December 31, 1999, 2000,
2001 and 2002, respectively, in connection with the 1998 award of a restricted stock grant to an executive officer and an option grant to directors. The value of these grants will be expensed ratably over the respective periods that the stock is earned and the options vest.

      The Company anticipates that growth in its client and subscriber base will increase operating costs (including expenses related to network infrastructure and client support) and will require the Company to hire additional network engineers, programmers and technical personnel. The Company currently has 190 full-time employees. The Company has entered into employment agreements with 35 of its employees, including its executive officers, which provide for aggregate salaries of $5,014,000 through and including year-end December 31, 2002.

ACQUISITIONS

      In January 1998, the Company acquired all of the issued and outstanding capital stock of Entelechy in consideration of the issuance of an aggregate of 277,434 shares of Common Stock, of which 147,310 shares were issued at the closing and 130,124 shares are to be issued ratably on each of the first, second and third anniversary of the acquisition closing date, provided that, the former Entelechy stockholders to whom such shares are issuable remain employees of the Company on each respective anniversary. The Company incurred a charge of approximately $180,000 relating to the issuance of such Common Stock in 1998 and expects to incur charges of $197,000, $197,000 and $17,000 relating to the issuance of such Common Stock in each of the years ending December 31, 1999, 2000 and 2001, respectively. The acquisition was accounted for as a purchase. On November 4, 1998, Entelechy was formally merged into the Company.

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      In January 1998, the Company acquired  substantially  all of the assets of
JDT WebwerX LLC (consisting primarily of computer equipment and intangible assets) in consideration for a $35,000 cash payment. The acquisition was accounted for as a purchase.

      On September 24, 1998, the Company entered into a Membership Interest Purchase Agreement with all of the members of DesignFX, a Web-design, programming and hosting company located in Cherry Hill, New Jersey, whereby the Company acquired all of the issued and outstanding membership interests of DesignFX in exchange for $1,251,000 (subject to certain adjustments) of unregistered shares of Common Stock valued by the parties at $6.25 per share. The combination has been accounted for as a pooling-of-interests. Accordingly, the Company's financial statements have been restated for all periods presented to include the results of operations and financial position of DesignFX. On December 9, 1998, DesignFX was formally merged into the Company.

      On December 1, 1998, the Company acquired substantially all of the assets of MBS, a Huntsville, Alabama-based Microsoft Certified Technical Education Provider - Partner Level, for approximately $50,000, the issuance of 4,493 shares of Common Stock and the assumption of approximately $150,000 in liabilities.

      On December 10, 1998, the Company entered into the Acquisition Agreement with Halo. Pursuant to the terms of the Acquisition Agreement, the Company acquired all of the issued and outstanding membership interests of Halo in exchange for $1,425,000 (subject to certain adjustments) of unregistered shares of Common Stock valued by the parties at $6.50 per share. The combination has been accounted for as a pooling-of-interests. Accordingly, the Company's financial statements have been restated for all periods presented to include the results of operations and financial position of Halo.

      On January 29, 1999, the Company acquired substantially all of the assets of Mainsite Communications for approximately $53,000 in cash. Mainsite is an Internet Service Provider based in Bridgeport, New Jersey.

      On February 22, 1999, the Company acquired substantially all of the assets of the Renaissance Internet Services Division of PIVC, LLC, for $365,000, a one-year promissory note of $228,000 and the issuance of 44,046 shares of common stock, subject to certain adjustments. Renaissance is an Internet Service Provider headquartered in Huntsville, Alabama.

      On March 1, 1999, the Company acquired substantially all of the assets of EZ Net, Inc., a Yorktown, Virginia-based Internet Service Provider with approximately 3,100 consumer dial-up and 40 corporate accounts, in exchange for $300,000 in cash and the issuance of 33,289 shares of Company common stock, subject to certain adjustments.

      On March 25, 1999, the Company acquired substantially all of the assets of the ADViCOM division of Multitronics, Inc., for approximately $118,000 in cash and the issuance of 4,424 shares of common stock. ADViCOM is an Internet Service Provider based in Huntsville, Alabama.

      On April 30, 1999, the Company acquired Realshare, Inc., a Cherry Hill, New Jersey-based Web-site design and programming company.

      On April 30, 1999, Millennium Computer Applications, Inc. was merged into the Company pursuant to the laws of the States of Delaware and North Carolina, respectively. Millennium Computer Applications, Inc. is an Internet Service Provider based in Shallotte, North Carolina.

      On May 7, 1999, the Company acquired substantially all of the consumer dial-up and ISDN accounts from the owners of Planet Access, Inc. and related computer equipment from Planet Access, a Stanhope, New Jersey-based Internet Service Provider.

      On March 31, 1999, the Company entered into an Exchange Agreement with Spectrum, and all of Spectrum's shareholders. Spectrum is a full-service provider of network and systems integration solutions based in Madison, Alabama. Pursuant to the terms of the agreement, IBS acquired all of the issued and outstanding shares of Spectrum in exchange for $3,200,000 (subject to certain adjustments) of unregistered shares of IBS common stock valued by the parties at $22.00 per share. The combination has been accounted for as a pooling-of-interests. Accordingly, and as discussed earlier, the Company's financial statements have been restated for all periods presented to include the results of operations and financial position of Spectrum. Also see "Recent Events."

RESULTS OF OPERATIONS

      The following table sets forth, for the periods indicated, the percentage of the Company's revenues represented by certain items reflected in the Company's consolidated statement of operations data:

                                                        YEARS ENDED DECEMBER 31,
                                                        ------------------------
                                                             1997         1998
                                                        ------------   ---------

Revenues.............................................       100.0%       100.0%
Cost of services.....................................        57.6         68.3
Gross Profit.........................................        42.4         31.7
Selling, general and administrative expense..........        51.2         31.8
Amortization expense.................................         0.2          1.5
Non-cash compensation expenses.......................         2.2          2.5
Merger expenses......................................          --          1.0
Operating loss.......................................       (11.2)        (5.1)
Interest and other expenses..........................        (1.7)         1.1
Loss before income taxes.............................       (12.9)        (4.0)
Income tax provision.................................        (1.5)        (0.1)
Net loss.............................................       (14.4)        (4.1)

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1998

      REVENUES. Revenues increased by $5,907,000, or 106%, from $5,572,000 for the year ended December 31, 1997, to $11,479,000 for the year ended December 31, 1998. Of the increase, $2,381,000, or 40%, was generated by the operations of DesignFX, Halo and Spectrum. The Company's evolving consulting relationship with

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Aetna accounted for $1,969,000,  or 33%, of the increase in revenues.  Expansion of the Company's network and the corresponding increase in dial-up accounts accounted for $310,000, or 5%, of the increase in revenues. The remaining $1,247,000, or 21%, of the increase in revenues was attributable to an increase in the number of clients of the Company, the revenue generated as a result of the Entelechy acquisition in 1998, as well as an increase in the scope of consulting and network integration projects undertaken during 1998 as compared with 1997.

      Halo's revenues for 1998 were $1,952,000 as compared with $1,848,000 for 1997, an increase of $104,000. The increase of $104,000 is principally due to an increase in new 1998 business volume and customer growth of approximately $748,000 offset by the loss of three customers whose revenues in 1997 totaled approximately $700,000. Management believes that it will be able to grow revenues derived from the provision of systems information services through cross-selling opportunities created by its other businesses, as well as increased sales and marketing efforts.

      DesignFX's revenues for 1998 were $1,585,000 as compared with $572,000 for 1997, an increase of $1,013,000. This increase was due mainly to an increase in clients; an increase in the number, size and complexity of new projects; and increased revenues from the further development of a significant Web-site project. Management believes that it will be able to continue the growth of its Web-site design and programming services through cross-selling opportunities created by its other businesses, as well as increased sales and marketing efforts.

      Spectrum's revenues for 1998 were $1,674,000, as compared with $411,000 in 1997, an increase of $1,263,000. This increase was due to: (i) the commencement of full-time operations in December 1997 (ii) and an increase in its client base.

      Management believes that it will be able to grow revenues derived from network and systems integration solutions through cross-selling opportunities created by its programming development and Internet services, as well as increased sales and marketing efforts.

      COST OF SERVICES. Cost of services consists primarily of expenses relating to the operation of the network, including telecommunications and Internet access costs, costs associated with monitoring network traffic and quality and providing technical support to clients and subscribers, cost of equipment and applications sold to clients and subscribers, salaries and expenses of engineering, programming and technical personnel and fees paid to outside consultants engaged for client projects. Cost of services increased by $4,636,000, or 145%, from $3,207,000 for 1997 to $7,843,000 for 1998. Growth in the Company's direct payroll expense accounted for $1,626,000, or 35%, of the increase in cost of services. Additional expenses (largely depreciation) relating to the expansion of the Company's network accounted for $504,000, or 11%, of the increase in cost of services. Halo, DesignFX and Spectrum accounted for $1,602,000, or 35%, of the increase in cost of services. The remaining $904,000, or 19%, of the increase in cost of services was attributable to the increase in the number of engineers employed by the Company due to the growth in its client base and an increase in the cost of equipment sold to such clients.

      Costs of services for Halo were $1,379,000 for 1998 as compared with $1,153,000 for 1997, an increase of $226,000. This increase was due mainly to an increase in the value of equipment sales to clients and subcontracted labor costs.

      Cost of services for DesignFX were $926,000 for 1998 as compared with $565,000 in 1997, an increase of $361,000. This increase was due to costs associated with new revenue growth and increases in the cost of equipment sales to clients.

      Cost of services for Spectrum were $1,405,000 for 1998 as compared with $390,000 in 1997, an increase of $1,015,000. This increase was due to costs associated with new revenue growth, increases in the value of equipment sold to customers and commencement of full-time operations in December 1997.

      GROSS PROFIT. The Company's gross profit decreased from 42.4% to 31.7% of revenues. In addition to the increased rates of spending for cost of services when measured against the increase in revenues, gross profits were also negatively impacted by a decrease in negotiated billing rates on major long term consulting projects.

      SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses consist primarily of salaries and costs associated with marketing literature, advertising, direct mailings and the Company's management, accounting, finance and administrative functions. Selling, general and administrative expenses increased by $803,000, or 28%, from $2,851,000 in 1997 to  $3,654,000  for  1998.  Such  increase  was  primarily  attributable  to the
Company's  expanded  promotional  and  marketing   activities,   the  hiring  of

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additional  marketing  personnel,   the  hiring  of  additional   administrative
personnel to support the increase in the Company's professionals and client base and additional administrative and professional costs associated with operating as a public company.

      Selling, general and administrative expenses for Halo for 1998 were $303,000 as compared to $704,000 in 1997, a decrease of $401,000. This decrease was due mainly to reduced facility costs and lower depreciation expenses.

      Selling, general and administrative expenses for DesignFX for 1998 were $454,000 as compared to $850,000 in 1997, a decrease of $396,000. This decrease was due mainly to lower marketing and advertising expenses, decreased professional fees and decreased depreciation expenses.

      Selling, general and administrative expenses for Spectrum for 1998 were $653,000 as compared to $41,000 in 1997, an increase of $612,000. This increase was due to the hiring of additional sales and administrative personnel during 1998.

      AMORTIZATION OF INTANGIBLE ASSETS. Amortization of intangible assets increased by $161,000, from $12,000 for 1997 to $173,000 for 1998. This increase is primarily attributable to the amortization of intangible assets (customer lists and goodwill), related to the purchases of Entelechy and MBS.

      NON-CASH COMPENSATION EXPENSE. The Company expects to incur charges in the amount of approximately $197,000, $197,000 and $17,000 in each of the years ending December 31, 1999, 2000 and 2001, respectively, in connection with the issuance of 130,124 shares of Common Stock to the former Entelechy stockholders. The acquisition of Entelechy occurred in January 1998; there was no related non-cash compensation expense related to this agreement for 1997. An April 1998 restricted stock award to an officer and 1998 option grants to outside directors resulted in compensation charges of $24,000 and $79,000, respectively. Assuming continued employment by these individuals, the Company expects charges of $99,000, $28,000, $28,000 and $6,000 in the years ending December 31, 1999,
2000, 2001 and 2002 for such awards and grants. Non-cash compensation expense of $120,000 and $7,000 was recognized in 1997 and 1998 for the value of services provided by Spectrum stockholders (with no cash compensation) in 1997 and the effects of a restricted stock grant to an employee that vested through February 1998.

      MERGER RELATED EXPENSES. The Company incurred charges of $109,000 for fees and costs associated with the acquisitions of DesignFX and Halo. Such amounts, for transactions accounted for as a pooling-of-interests, are expensed as services are rendered and costs are incurred. Costs to be incurred in connection with the Spectrum acquisition will be expensed in the year ending December 31, 1999.

      INTEREST EXPENSE. Interest expense consists of interest on indebtedness and capital leases and financing charges in connection with the issuance of the 1997 Notes. Interest expense was $129,000 for the year ended December 31, 1998 as compared to $81,000 for the year ended December 31, 1997. Excluding the nonrecurring interest charge of $35,000 associated with the amortization of warrants granted to the 1997 Note holders, interest expense for 1998 approximated $94,000, compared to $81,000 for 1997. This increase is due to the effects of Spectrum financing costs of $45,000, offset by the effects of debt repayments totaling $558,000 in 1998 with proceeds from the Company's Offering.

      INTEREST INCOME. Interest income of $185,000 for fiscal 1998 relates to investment income generated by the Company's increased cash position due to proceeds from the Offering in May of 1998. The Company has invested excess proceeds from the Offering in short-term commercial paper and U.S. government obligations.

      OTHER (INCOME) EXPENSE, NET. In 1997, Halo recorded impairment losses on disposals of fixed assets of $45,000 offset by miscellaneous income of $32,000. In 1998, the Company recognized, as a change in estimate, the effects of reducing $55,000 of liabilities accrued in previous years.

      NET LOSS. As a result of the foregoing, the Company achieved a net loss of $479,000 for the year ended December 31, 1998 compared to a net loss of $794,000 for the year ended December 31, 1997.

LIQUIDITY AND CAPITAL RESOURCES

      The Company's primary operating cash requirements have been to fund expenses in connection with providing consulting services to clients and

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

Internet access to subscribers. The Company has historically satisfied its working capital requirements principally through the issuance of debt and equity securities. At December 31, 1998, the Company had working capital of $6,068,000, compared to working capital of $25,000 at December 31, 1997.

      During the period from May to August 1995, the Company received net proceeds in the amount of $100,000 in connection with the issuance and sale of 48,980 shares of Common Stock and twenty $5,000 face amount promissory notes. The 1995 Notes accrued interest at a rate of 6% and were payable in July 1998. Interest expense for each of the years ended December 31, 1996 and 1997 amounted to $6,000. Interest expense for 1998 amounted to $2,000. All principal and accrued interest on the 1995 Notes were paid in full in June 1998. The proceeds of the 1995 Notes were used for working capital and general corporate purposes.

      The Company received net proceeds of $200,000 in connection with the issuance and sale of promissory notes and warrants to purchase an aggregate of 48,872 shares of Common Stock at an exercise price of $3.54 per share. The 1997 Notes accrued interest at the rate of 8% and were payable in full upon the closing of the Offering. In June 1998, the Company repaid the outstanding principal, aggregating $200,000, and accrued interest, aggregating $10,000, on the 1997 Notes. The proceeds of the 1997 Notes were used for working capital and general corporate purposes.

      On May 14, 1998, the Company's registration statement on Form SB-2, as amended (file number 333-47741), relating to the Offering was declared effective by the SEC. Whale Securities Co., L.P. acted as the underwriter in connection with the Offering which was consummated on May 20, 1998. In connection with the Offering, the Company registered, issued and sold 1,380,000 shares of Common Stock, including 180,000 shares of Common Stock issued in connection with the exercise in full of the underwriter's over-allotment option at an initial public offering price of $6.00 per share resulting in proceeds to the Company (net of underwriting discount, commissions and other expenses payable by the Company) in the aggregate approximate amount of $6,642,000. Additionally, the Company registered 120,000 shares of Common Stock underlying warrants to purchase Common Stock sold by the Company to the underwriter for $100. The warrants are exercisable for a four-year period commencing on May 14, 1999 at a price of $8.10 per share.

      Further, upon consummation of the Offering, $150,000 in debt that the Company assumed in its acquisition of Entelechy was converted into 25,000 shares of Common Stock.

      From the effective date of the Offering through December 31, 1998, the Company incurred expenses in connection with the issuance and distribution of securities in the Offering in the actual amount of $1,638,000. Such expenses include underwriting discounts and commissions in the amount of $828,000, expenses paid to or for the underwriter in the amount of $248,400 and other expenses in the amount of $561,600. The Company believes that none of these payments were made, directly or indirectly, to (i) directors or officers of the Company or their affiliates, (ii) persons owning 10% or more of the Common Stock or (iii) affiliates of the Company.

      Net cash provided by (used in) operating activities increased from $(595,000) for 1997 to $244,000 for 1998. This change was primarily attributable to (i) improved operating results, a loss of $479,000 for 1998 compared to a loss of $794,000 for 1997, (ii) increased depreciation and amortization expense of $357,000, (iii) decreases in accounts receivable in the amount of $2,147,000, offset by (iv) decreases in accounts payable of $709,000 and deferred revenue in the amount of $734,000.

      Net cash used in investing activities increased from $377,000 for 1997 to $867,000 for 1998. The change was attributable, in part, to an increase in capital expenditures of $449,000, principally related to the expansion and enhancement of the Company's network operations center, as well as to expenditures for office equipment to support additional employees hired during 1998.

      Net cash provided by financing activities increased from $931,000 in 1997 to $5,992,000 in 1998. This change is primarily attributable to the net proceeds of $6,642,000 received in connection with the Offering offset by debt repayments of $558,000.

      From the effective date of the Offering through December 31, 1998, the Company has applied an aggregate of $507,000 of the net proceeds of the Offering for the full repayment of debt and $115,000 for acquisitions.

      In May 1998, the Company paid in full all of its outstanding indebtedness to Interchange State Bank, consisting of $9,000 in principal.

      In October 1998, the Company repaid $200,000 of outstanding indebtedness of DesignFX, and exercised the purchase option on an equipment lease for $186,000 with Equity National Bank and Commerce Bank.

      In December 1998, the Company paid in full all of the outstanding principal and interest of Halo in the aggregate amount of $35,000 to Tinton Falls National Bank.

      At December 31, 1998, the Company had obligations pursuant to capital lease obligations in the aggregate amount of $72,000. These capital lease obligations are secured by the personal guarantees of Messrs. Loglisci, Frederick and Altieri and, in addition, certain of these capital lease agreements are secured by the equipment that is the subject of the capital lease.

     In March 1999, the Company paid in full all outstanding notes payable of Spectrum ($84,000 outstanding at December 31, 1998).

      In May 1998, the Company secured equipment lines of credit from Ascend Credit Corp., Cisco Systems Capital Corp. and PAM Financial Corp., each in the amount of $500,000.

      In June 1998, the Company obtained a $1.5 million line of credit from First Union National Bank. The line of credit is for a one-year period effective July 1, 1998. As of December 31, 1998, the Company had no outstanding indebtedness under such line of credit.

      The Company's working capital at December 31, 1998 approximated $6.1 million. The Company believes that operating cash flow generated through existing customers and business activities, current cash and cash equivalents, funds available from a $1.5 million line of credit and available credit through equipment vendor arrangements are sufficient to fund operating cash flow needs, capital expenditures (principally network improvements) and acquisitions. The Company's current estimate of capital expenditures for the year ending December 31, 1999 approximates $2.3 million. For the period from January 1, 1999 through March 26, 1999, the Company has utilized cash of approximately $836,000 to fund acquisitions.

FLUCTUATIONS IN OPERATING RESULTS

      The Company's operating results may fluctuate significantly from period to period as a result of the length of the Company's sales cycle, as well as from client budgeting cycles, the introduction of new products and services by competitors, the timing of expenditures, pricing changes in the industry, technical difficulties, and general economic conditions. The Company's business is generally subject to lengthy sales cycles that require the Company to make expenditures and use significant resources prior to receipt of corresponding revenues. Historically, the Company's revenues have been higher in the fourth quarter as a result of client budgeting and expenditure cycles.

INFLATION

      Inflation has not had a significant impact on the Company's results of operations.

YEAR 2000

      The Year 2000 Issue is the result of computer programs being written using two digits rather than four to define the applicable year. Computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This situation could result in a system failure or miscalculations causing disruptions of operations, including inability to process transactions or engage in normal business activities.

      Management has evaluated the Company's computer software and hardware systems, and, based on currently available information, believes that it will not have to replace or modify any of its hardware but has, and will have, to modify its software so that its systems will function properly with respect to dates in the year 2000 and thereafter. It is believed that the greatest risk to the Company will be from outside firms that the Company relies on for its operations as well as the legacy computer systems of its clients. The failure by outside firms and/or clients' failure to address Year 2000 issues could interfere with the Company's ability to provide its services, and therefore impact future revenues. As of June 1, 1999, the Company has contingency plans in place to remedy these types of problems. Estimated costs associated with such plans are not expected to exceed $100,000, which are likely to be funded through the use of available internal employees and resources. At this time, the Company believes that the most likely "worst case" scenario involves potential disruptions in areas in which the Company's operations must rely on outside firms or clients whose systems may not function properly after January 1, 2000.

While such failures could affect important operations of the Company, either indirectly or directly, in a significant manner, the Company cannot at present estimate either the likelihood or the potential cost of such failures.

RECENT EVENTS

     All of the following business combinations have been accounted for as purchases and the respective results of operations will be reflected in the Company's future operations.

      On January 29, 1999, the Company acquired substantially all of the assets of Mainsite Communications ("Mainsite") for approximately $53,000 in cash. Mainsite is an Internet Service Provider based in Bridgeport, New Jersey.

      On February 22, 1999, the Company acquired substantially all of the assets of the Renaissance Internet Services Division ("Renaissance") of PIVC, LLC, for $912,377 in cash, a promissory note and Common Stock. Renaissance is an Internet Service Provider headquartered in Huntsville, Alabama.

      On March 1, 1999, the Company acquired substantially all of the assets of EZ Net, Inc., a Yorktown, Virginia-based Internet Service Provider with approximately 3,100 consumer dial-up and 40 corporate accounts, in exchange for $800,000 in cash and Common Stock, subject to certain adjustments.

      On March 25, 1999, the Company acquired substantially all of the assets of the ADViCOM division of Multitronics, Inc., for approximately $193,000 in cash and Common Stock. ADViCOM is an Internet Service Provider based to Huntsville, Alabama.

     On April 30, 1999, the Company acquired Realshare, Inc., a Cherry Hill, New Jersey-based Web-site design and programming company.

     On April 30, 1999, Millennium Computer Applications, Inc. was merged into the Company pursuant to the laws of the States of Delaware and North Carolina, respectively. Millennium Computer Applications, Inc. is an Internet Service Provider based in Shallotte, North Carolina.

     On May 7, 1999, the Company acquired substantially all of the consumer dial-up and ISDN accounts from the owners of Planet Access, Inc. and related computer equipment from Planet Access, a Stanhope, New Jersey-based Internet Service Provider.

      On March 31, 1999, the Company entered into an Exchange Agreement with Spectrum, and all of Spectrum's shareholders. Spectrum is a full-service provider of network and systems integration solutions based in Madison, Alabama. Pursuant to the terms of the agreement, IBS acquired all of the issued and outstanding shares of Spectrum in exchange for $3,200,000 (subject to certain adjustments) of unregistered shares of IBS common stock valued by the parties at $22.00 per share. The combination has been accounted for as a pooling-of-interests. Accordingly, and as discussed earlier, the Company's financial statements have been restated for all periods presented to include the results of operations and financial position of Spectrum. Also see "Recent Events."

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         IBS INTERACTIVE, INC.


Dated:   June 4, 1999                   By:    /S/ Nicholas R. Loglisci, Jr.
                                           -------------------------------------
                                           Nicholas R. Loglisci, Jr.
                                           President and Chief Executive Officer
                                           (Principal Executive Officer)

                              IBS INTERACTIVE, INC.
                              INDEX TO CONSOLIDATED
                        FINANCIAL STATEMENTS AND EXHIBITS


     The following are the consolidated financial statements and exhibits of IBS Interactive, Inc. and Subsidiaries, which are filed as part of this report.

                                                                            PAGE

Reports of Independent Certified Public Accountants...................      F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998..........      F-4

Consolidated Statements of Operations for the years ended
    December 31, 1997 and 1998........................................      F-5

Consolidated Statements of Stockholders' Equity for the years
    ended December 31, 1997 and 1998..................................      F-6

Consolidated Statements of Cash Flows for the years
    ended December 31, 1997 and 1998..................................      F-7

Notes to Consolidated Financial Statements............................      F-8

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors and Stockholders
IBS Interactive, Inc.
Cedar Knolls, New Jersey

     We have audited the accompanying consolidated balance sheets of IBS Interactive, Inc. and Subsidiaries (formerly known as Internet Broadcasting System, Inc.) as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Spectrum Information Systems, Inc. as of and for the year ended December 31, 1997, which were combined with the Company's financial statements as of December 31, 1997 and for the year then ended, which financial statements reflect total assets of $147,000 as of December 31, 1997 and total revenues of $411,000 for the year ended December 31, 1997. Those financial statements were audited by another auditor whose report has been furnished to us, and our opinion, insofar as it related to the 1997 amounts included for Spectrum Information Systems, Inc. is based solely on the report of the other auditor.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits and the report of the other auditor provide a reasonable basis for our opinion.

      In our opinion, based on our audits and the report of the other auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IBS Interactive, Inc. and
Subsidiaries as of December 31, 1997 and 1998 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.






/s/BDO Seidman, LLP

BDO Seidman, LLP
Woodbridge, New Jersey
June 1, 1999

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
Spectrum Information Systems, Inc.

We have audited the accompanying balance sheet of Spectrum Information Systems, Inc., as of December 31, 1997, and the related statements of operations and accumulated deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and the estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Spectrum Information Systems, Inc., as of December 31, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.






/s/ Barfield, Murphy, Shank & Smith, P.C.

Barfield, Murphy, Shank & Smith, P.C.
Birmingham, Alabama
May 13, 1999

                              IBS INTERACTIVE, INC.
                           CONSOLIDATED BALANCE SHEETS
                            DECEMBER 31, 1997 AND 1998

                                                         December 31,
                                                 ------------------------------
                                                          1997           1998
                                                 ------------------------------
                     ASSETS

Current Assets:
   Cash and cash equivalents..................    $    163,000     $5,532,000
   Accounts receivable (net of allowance for         2,095,000      1,557,000
      doubtful accounts of $106,000 in 1997 and
      $23,000 in 1998)........................
   Prepaid income taxes.......................               -         54,000
   Prepaid expenses and other current assets..          29,000        184,000
   Deferred income tax asset..................          50,000        126,000
                                                 ------------------------------
      Total current assets....................       2,337,000      7,453,000
Property and equipment, net...................         712,000        981,000
Intangible assets, net........................          56,000      1,418,000
Deferred income tax asset.....................               -          5,000
Deferred offering costs.......................          45,000              -
Advance to related party......................               -         70,000
Other assets..................................          65,000        119,000
                                                 ------------------------------

TOTAL ASSETS                                       $ 3,215,000    $10,046,000
                                                 ==============================

      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Current maturities of long-term debt.......    $    624,000    $    79,000
   Accounts payable...........................         326,000        602,000
   Deferred revenue...........................         503,000         45,000
   Accrued salaries and related expenses......          71,000        206,000
   Accrued project costs......................         305,000              -
   Accrued professional fees..................               -         60,000
   Customer deposits..........................          80,000         59,000
   Accrued interest payable...................          14,000              -
   Income taxes payable.......................          25,000              -
   Accrued warranty expense...................               -         90,000
   Other current liabilities..................         364,000        244,000
                                                 ------------------------------
      Total current liabilities...............       2,312,000      1,385,000
Long-term debt, less current maturities.......         281,000        277,000
Deferred compensation.........................               -        705,000
Deferred income tax liabilities...............          34,000              -
                                                 ------------------------------
Total liabilities.............................       2,627,000      2,367,000
                                                 ------------------------------

Commitments and contingencies

Stockholders' Equity:
   Preferred Stock - $.01 par value; authorized
     1,000,000 shares, no shares issued
     and outstanding..........................               -              -
   Common Stock - $.01 par value; authorized
     11,000,000 shares, issued and outstanding
     2,205,233 shares - 1997 and 3,762,036
     shares - 1998............................          22,000         37,000
   Additional paid in capital.................       1,679,000      9,236,000
   Unearned compensation......................          (7,000)             -
   Accumulated deficit........................      (1,106,000)    (1,594,000)
                                                 ------------------------------
   Total Stockholders' Equity.................         588,000      7,679,000
                                                 ------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $ 3,215,000    $10,046,000
                                                 ==============================


          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              IBS INTERACTIVE, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


                                                         December 31,
                                                 ------------------------------
                                                       1997           1998
                                                 ------------------------------

Revenues........................................    $5,572,000    $11,479,000
Cost of services................................     3,207,000      7,843,000
                                                 ------------------------------
Gross Profit....................................     2,365,000      3,636,000

Operating expenses:
   Selling, general and administrative .........     2,851,000      3,654,000
   Amortization of intangible assets............        12,000        173,000
   Non-cash compensation expenses...............       120,000        290,000
   Merger related expenses......................             -        109,000
                                                 ------------------------------
                                                     2,983,000      4,226,000
                                                 ------------------------------
        Operating loss..........................      (618,000)      (590,000)
Interest expense................................        81,000        129,000
Interest income.................................             -       (185,000)
Other (income) expense, net.....................        11,000        (70,000)
                                                 ------------------------------

Loss before income taxes........................      (710,000)      (464,000)

Income tax provision............................       (84,000)       (15,000)
                                                 ------------------------------

Net loss........................................   $  (794,000) $    (479,000)
                                                 ==============================

Loss per share
   Basic and Diluted............................   $      (.36) $        (.15)
                                                 ==============================

Weighted average number of common stock and
equivalents.....................................     2,196,116       3,268,875
                                                 ==============================












          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              IBS INTERACTIVE, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                        Common Stock
                                     ---------------------    Additional                                                  Total
                                     Number of                 Paid in       Unearned    Subscription    Accumulated   Stockholders'
                                     Shares        Amount      Capital      Compesation   Receivable        Deficit        Equity
                                     -----------------------------------------------------------------------------------------------


Balance - January 1, 1997,
  as previously reported              1,679,975    $17,000     $1,088,00     $(47,000)    $(54,000)      $  (283,000    $  721,000


Adjustments in connection with
  pooling of interests -   DesignFX     176,944      2,000        (2,000)           -            -           (45,000)      (45,000)

Adjustments in connection with
  pooling of interests - Halo           180,866      2,000        (2,000)           -            -            17,000        17,000

Adjustments in connection with
  pooling of interests -  Spectrum      145,456      1,000         (1,000)          -             -                -             -
                                      ----------------------------------------------------------------------------------------------

Balance, January 1, 1997, as restated 2,183,241     22,000      1,083,000     (47,000)      (54,000)        (311,000)       693,000

Shares issued in connection with
  acquisition -  AllNet                  15,883          -         52,000           -             -                -         52,000

Payment of common stock
  subscription receivable                     -          -              -           -        54,000                -         54,000

Amortization of unearned
  compensation                                -          -              -      40,000             -                -         40,000

Shares issued in connection with
  private placement                       6,109          -         20,000           -             -                -         20,000

Spectrum stockholders'
  compensation                                -          -        160,000           -             -                -        160,000

Issuance and amortization of warrants
  associated with 1997 Notes                  -          -         54,000           -             -                -         54,000

Distribution to shareholders                  -          -              -           -             -           (1,000)        (1,000)

Capital contributions                         -          -        310,000           -             -                -        310,000

Net loss                                      -          -              -           -             -          (794,000)     (794,000)
                                      ----------------------------------------------------------------------------------------------

Balance - December 31, 1997           2,205,233      22,000      1,679,000      (7,000)           -        (1,106,000       588,000

Net proceeds from initial public
  offering                            1,380,000      14,000      6,628,000           -            -                 -     6,642,000

Issuance and amortization of
  directors' options                          -           -         79,000           -            -                 -        79,000

Shares issued in connection with
  acquisition -  Entelechy              147,310       1,000        670,000           -            -                 -       671,000

Conversion of Entelechy demand note      25,000           -        150,000           -            -                 -       150,000

Shares issued in connection with
  acquisition - MBS                       4,493           -         30,000           -            -                 -        30,000

Amortization of unearned
  compensation                                -           -              -       7,000            -                 -         7,000

Distribution to shareholders                  -           -              -           -            -            (9,000)       (9,000)

Net loss                                      -           -              -           -            -          (479,000)     (479,000)
                                      ----------------------------------------------------------------------------------------------
Balance - December 31, 1998           3,762,036     $37,000     $9,236,000       $   -      $     -       $(1,594,000)   $7,679,000
                                      ==============================================================================================

          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                              IBS INTERACTIVE, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

                                                         December 31,
                                                  -----------------------------
                                                          1997           1998
                                                  -----------------------------
Cash flows from operating activities:
   Net loss...................................     $  (794,000)  $   (479,000)
Adjustments to reconcile net loss to net cash
   provided by (used in) operating activities:
      Depreciation and amortization...........         306,000        663,000
      Loss on disposals of fixed assets.......          69,000         18,000
      Non-cash interest expense...............          24,000         49,000
      Compensation expense - Entelechy........               -        180,000
      Non-cash compensation...................         200,000        110,000
      Deferred income tax provision (benefit).          57,000       (115,000)
Changes in operating assets and liabilities
(net of effects of purchase acquisitions):
   Accounts receivable........................      (1,486,000)       661,000
   Prepaid expenses and other assets..........          (5,000)      (210,000)
   Accounts payable and accrued expenses......         670,000        (39,000)
   Deferred revenue...........................         276,000       (458,000)
   Income taxes...............................          25,000        (79,000)
   Deposits and other.........................          63,000        (57,000)
                                                  -----------------------------
        Net cash provided by (used in) operating
         activities..............................     (595,000)       244,000
                                                  -----------------------------

Cash flows from investing activities:
   Capital expenditures - property and equipment      (302,000)      (751,000)
   Asset acquisitions and related costs.......         (75,000)      (116,000)
                                                  -----------------------------
        Net cash used in investing activities.        (377,000)      (867,000)
                                                  -----------------------------

Cash flows from financing activities:
   Proceeds from initial public offering......               -      8,280,000
   Private sales of common stock..............          74,000              -
   Capital contributions......................         310,000              -
   Capital distributions......................          (1,000)        (9,000)
   Offering costs.............................         (25,000)    (1,613,000)
   Repayments of notes payable................        (121,000)      (396,000)
   Proceeds from notes payable................         445,000         65,000
   Repayments from (advances to) related parties        79,000        (70,000)
   Proceeds from (repayment of) 1997 Notes....         200,000       (200,000)
   Payments of capital lease obligations......         (30,000)       (65,000)
                                                  -----------------------------
        Net cash provided by financing activities      931,000      5,992,000
                                                  -----------------------------

Net increase (decrease) in cash and cash               (41,000)     5,369,000
equivalents...................................

Cash and cash equivalents, at beginning of year        204,000        163,000

                                                  -----------------------------
Cash and cash equivalents, at end of year.....     $   163,000    $ 5,532,000
                                                  =============================



          SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


NOTE 1- ORGANIZATION AND BACKGROUND

IBS Interactive, Inc. (the "Company") and its subsidiaries provides a broad range of computer networking, programming, applications development, Internet subscriber access, Internet Web-site development and network installation services. Services are primarily rendered to businesses and organizations, including governmental and not-for-profit entities. The Company was incorporated under the name Internet Broadcasting System, Inc. and changed its name to IBS Interactive, Inc. on March 10, 1998. The Company, a Delaware corporation, has its main administrative office in Cedar Knolls, New Jersey, along with regional offices throughout New Jersey, Alabama and Virginia.

RESTATEMENTS

Previously issued consolidated financial statements and notes thereto of the Company have been restated, as required by Accounting Principles Board Opinion No. 16, "Business Combinations," to reflect the 1998 and 1999 business combinations accounted for as poolings-of-interests (DesignFX Interactive, LLC ("DesignFX"), Halo Network Management, LLC ("Halo") and Spectrum Information Systems, Inc. ("Spectrum") see Note 3).

NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

Revenue is recognized as services are provided to clients and subscribers. In the event that there are significant performance obligations yet to be fulfilled on consulting, design and installation projects, revenue recognition is deferred until such conditions are removed.

For the years ended December 31, 1997 and 1998, the Company recognized revenues of $252,000 and $29,000 respectively, on projects in process. Such unbilled amounts are included in accounts receivable, net, at December 31, 1997 and 1998, respectively.

STOCK BASED COMPENSATION

The Company accounts for its stock option awards to employees under the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company provides pro forma disclosures of net income (loss) and earnings (loss) per share as if the fair value based method of accounting had been applied, as required by Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

The values ascribed to restricted stock awards are based on the fair value of the Company's common stock at the date of the grant. The intangible asset related to the value of the stock awards is amortized on a straight line basis over the required service periods. The Company's liability related to such awards will be converted to common stock and additional paid in capital upon the formal issuance of the common stock.

WARRANTS

The fair values ascribed to warrants that were granted in connection with the 1997 Notes (see Note 6) have been capitalized and amortized, as interest expense, over the expected life of the underlying debt.

INCOME TAXES

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Valuation allowances are established against deferred tax assets when management concludes that the realization of such deferred tax assets cannot be considered more likely than not.

Through their acquisition dates, the owners of DesignFX, Halo and Spectrum elected, under the applicable provisions of the Internal Revenue Code and applicable state code, to report their respective income for federal and state income tax purposes as a limited liability or "S" corporation. Under those regulations, the owners individually received the income tax provision or benefit of their respective share of DesignFX's, Halo's and Spectrum's net income or loss. Accordingly, the Company has not recorded a provision or benefit for federal and state income taxes for the year ended December 31, 1997 and from January 1, 1998 through the respective acquisition dates of DesignFX, Halo and Spectrum.

In future periods, the Company's consolidated income tax provision or benefit will include the operating results of DesignFX, Halo and Spectrum. As such, the historical tax provision of the Company, as reflected in the accompanying consolidated 1997 and 1998 statements of operations, is not necessarily indicative of the tax provision or benefit that would have been recorded had DesignFX, Halo and Spectrum been acquired at the beginning of 1997.

CASH EQUIVALENTS

The Company considers all highly liquid debt instruments and other short-term investments with an initial maturity date of three months or less from the purchase date to be cash equivalents.

CONCENTRATIONS OF CREDIT RISK

Financial instruments which potentially subject the Company to credit risk consist primarily of a concentration of unsecured trade accounts receivables. At December 31, 1997, a single customer accounted for 69% of total net accounts receivable and at December 31, 1998, two customers accounted for 20% and 16% of total net accounts receivable.

The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable. The Company monitors the allowance for potential credit losses and adjusts the allowance accordingly. During the year ended December 31, 1998, the Company's allowance for doubtful accounts was reduced by $83,000. The decrease was comprised of charged off accounts totaling $39,000 and a reduction in the allowance (based on the results of an assessment of the collectibility of outstanding balances) of $44,000.

At December 31, 1998,  cash  equivalents  of $4,982,000  and $443,000  represent
investments  in  GE  Capital   Corporation   commercial   paper  and  short-term
obligations of the United States government, respectively.

The Company maintains substantially all of the machinery and communications network equipment utilized in providing Internet access to customers at one location.

SOURCES OF SUPPLIES AND VENDORS

The Company has multiple vendors, which provide data communications and Internet access services to customers. Although management believes alternative telecommunications and access facilities could be found in a timely manner, any disruption or termination of these services could have a short-term adverse effect on operating results. In addition, the Company is also dependent on third-party manufacturers of hardware components to be used for resale. Failure by manufacturers to deliver this equipment on a timely basis, or any inability to obtain alternative sources, could have an adverse effect on operating results.

Although the Company attempts to maintain multiple vendors for required products, its modems, terminal servers and high-performance routers, which are important components of its network, are currently acquired from limited sources. In addition, some of the Company's suppliers have limited resources and

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

production capacity. If the suppliers are unable to meet the Company's needs as it builds out its network infrastructure, then delays and increased costs in the expansion of the Company's network infrastructure could result, which could have an adverse effect on operating results.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation and amortization are computed primarily under the straight-line method over the assets estimated useful lives, generally three years for computer equipment, five years for office equipment and seven years for furniture and fixtures. Leasehold improvements are amortized over the term of the related lease, generally three to five years. Equipment under capital leases is amortized on a straight-line basis over the terms of the leases, generally three years.

LONG-LIVED ASSETS

The Company follows SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-lived Assets to be Disposed of" ("SFAS 121"). In accordance with SFAS 121, the carrying values of long-lived assets are periodically reviewed by the Company and impairments would be recognized if the expected future operating non-discounted cash flows derived from an asset were less than its carrying value.

There were no impairment losses recorded in the years ended December 31, 1997 and 1998.

INTANGIBLE ASSETS

Intangible assets are comprised primarily of goodwill, customer lists and other intangibles arising from various acquisitions and deferred compensation arrangements. Such asset values are amortized over periods of five to ten years, and for deferred compensation arrangements over the period that such services are rendered.

ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and notes payable approximate the instruments' fair values due to the immediate or short-term maturity of these financial instruments.

EARNINGS (LOSS) PER SHARE

Basic loss per share has been computed using the weighted average number of shares of common stock outstanding for the period. The Company's diluted loss per share includes the effect, if any, of unissued shares under options, warrants and stock awards computed using the treasury stock method. In all periods presented, there were no differences between basic and diluted loss per common share because the assumed exercise of common share equivalents was antidilutive. The assumed exercise of stock options and warrants, as well as the issuance of common stock under compensation and acquisition agreements (aggregating 655,049 shares at December 31, 1998), could potentially dilute basic earnings per share.

The Company's 1998 pro forma basic loss per share (which assumes that the proceeds from the initial public offering of common stock and repayments of certain borrowings occurred on January 1, 1998), totaled $.12 per share.


USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

Actual results could differ from these estimates. Significant estimates include the assumptions utilized in the development of the Company's allowance for doubtful accounts, given its concentration of accounts receivable balances with a limited number of customers. In addition, many of the Company's estimates and assumptions used in the consolidated financial statements relate to the Company's continued ability to deliver state-of-the-art technical and subscriber services, which are subject to competitive market and technology changes.

It is reasonably possible that changes may occur in the near term that would affect management's estimates with respect to the values of accounts receivable, intangibles and fixed assets.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which establishes accounting and reporting standards for derivative instruments and hedging activities. The Company is currently reviewing the effects of SFAS 133, if any. This statement will be adopted by the Company no later than its year ending December 31, 2000.

NOTE 3 - BUSINESS COMBINATIONS

POOLINGS-OF-INTERESTS

On September 24, 1998, December 10, 1998 and March 31, 1999, the Company acquired DesignFX, Halo and Spectrum, respectively, in business combinations accounted for as poolings-of-interests. DesignFX, which engages in the development and maintenance of Web-sites on the Internet, became a wholly-owned subsidiary of the Company through the exchange of 176,944 shares of the Company's common stock (exclusive of the reserves discussed below) for all of the outstanding membership interests of DesignFX. On December 9, 1998, DesignFX was formally merged into the Company. Halo, which engages in full-service network solutions, including planning, installation and maintenance services, became a wholly-owned subsidiary of the Company through the exchange of 180,866 shares of the Company's common stock (exclusive of the reserves discussed below) for all of the outstanding membership interests of Halo. Spectrum, which is a full-service provider of network and systems integration solutions, became a wholly-owned subsidiary of the Company through the exchange of 145,456 shares of the Company's common stock for all of the outstanding shares of Spectrum. The ultimate number of shares to be issued to the former owners of DesignFX, Halo and Spectrum is contingent upon the resolution of specific and, to a lesser extent, general financial matters. The Company has reserved 23,216 and 38,365 of common shares for issuance to the owners of DesignFX and Halo, respectively, pending the outcome of such matters. The Company expects to reach agreement on the ultimate number of shares to be issued in the year ending December 31, 1999. The accompanying financial statements are based on the assumption that the Company, DesignFX, Halo and Spectrum, were combined as of January 1, 1997 and, accordingly, financial statements of prior years have been restated to give effect to the combinations.

Summarized results of operations of the Company, DesignFX, Halo and Spectrum for the period January 1, 1997 through December 31, 1997 are as follows:

                           Company       DesignFX         Halo      Spectrum
                           -------       --------        -----     ----------
Net revenues            $2,741,000      $572,000    $1,848,000     $411,000
Net income (loss)          198,000      (825,000)      (67,000)    (100,000)

Summarized unaudited results of operations of the Company and DesignFX through September 30, 1998 (the closest practical date to the date of the DesignFX acquisition) are as follows:

                           Company           DesignFX
                          ---------         ----------

Net revenues            $6,091,000         $1,181,000
Net income                  52,000             42,000

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


Summarized unaudited results of operations of the Company and Halo through December 31, 1998 (the closest practical date to the date of the Halo acquisition) are as follows:

                          Company            Halo
                        -----------       ----------
Net revenues            $7,853,000        $1,952,000
Net income (loss)         (326,000)          266,000

Summarized unaudited results of operations of the Company and Spectrum through December 31, 1998 are as follows:

                           Company           Spectrum
                         ----------         ----------
Net revenues             $9,805,000         $1,674,000
Net loss                    (60,000)          (419,000)

There were no material adjustments to conform the accounting policies of DesignFX, Halo and Spectrum to the accounting policies used by the Company.

The Company incurred charges of $109,000 for fees and costs associated with the acquisitions of DesignFX and Halo. Such amounts, for transactions accounted for as a pooling-of-interests, are expensed as services are rendered and costs are incurred. Costs related to the Spectrum acquisition will be expensed in the year ending December 31, 1999.

PURCHASES

ALLNET TECHNOLOGY SERVICES, INC.

On March 1, 1997, the Company acquired certain assets of AllNet Technology Services, Inc. ("AllNet"), an Internet Service Provider, in exchange for $75,000 of cash and 13,378 shares of Company common stock in a business combination accounted for as a purchase. The fair value of the shares issued in connection with the acquisition approximated $52,000 and was based, in part, on the fair market value of shares sold in the Company's 1996 private placement of common stock (see Note 7). Of the total purchase price of $127,000, $65,000 was allocated to equipment and the balance was assigned to various intangible assets. The results of operations of AllNet are included in the accompanying financial statements from the acquisition date forward. With respect to this acquisition, the results of operations from January 1, 1997 through the acquisition date were not material and, accordingly, pro forma operating results are not presented.

JDT WEBWERX LLC

On January 1, 1998, the Company acquired certain assets of JDT WebwerX LLC ("JDT"), a business providing programming and applications development and Internet access, for $35,000 cash, in a business combination accounted for as a purchase. Of the total purchase price of $35,000, $9,000 was allocated to equipment and the balance was assigned to various intangible assets. The results of operations of JDT are included in the accompanying financial statements for the entire year ended December 31, 1998. With respect to this acquisition, the results of operations for the year ended December 31, 1997 through the acquisition date were not material and, accordingly, pro forma operating results are not presented.

ENTELECHY, INC.

On January 31, 1998, the Company acquired substantially all the assets of Entelechy, Inc. ("Entelechy"), in exchange for 277,434 shares of Company common stock in a business combination accounted for as a purchase. The Company issued 147,310 shares at closing, and will issue an additional 130,124 shares (the "Contingent Shares") over a three-year period on each of January 31, 1999, 2000 and 2001 to the former Entelechy stockholders. The issuance of such shares is contingent upon the former Entelechy stockholders remaining in the continuous employ of the Company. The total purchase price for Entelechy was based upon the value of shares issued at closing and related acquisition costs. Goodwill

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

arising from the Entelechy acquisition totaled $828,000, and is being amortized over a period of five years. The values ascribed to the Contingent Shares will result in a charge to operations as such shares are earned through the Company's years ending December 31, 2001. The related charge to operations for the year ended December 31, 1998 totaled $180,000. Assuming the former Entelechy stockholders remain in the continuous employ of the Company, the Company is expected to incur a charge to operations of $197,000, $197,000 and $17,000 in each of the years ending December 31, 1999, 2000 and 2001, respectively. The Company's liability for the values ascribed to these shares approximates $591,000 and is included in "Deferred Compensation" in the accompanying December 31, 1998 consolidated balance sheet. Such liability will be reduced if and when the shares are formally issued.

Entelechy had an outstanding demand note of $150,000 to a relative of one of Entelechy's principals. The demand note did not bear interest and was converted, subsequent to the consummation of the Company's initial public offering, into 25,000 shares of the Company's common stock.

The following summarized, unaudited pro forma information for the year ended December 31, 1997 assumes that the acquisition of Entelechy had occurred on January 1, 1997:

                                                 Unaudited
                                               ------------
Net revenues                                   $ 5,896,000
Operating loss                                  (1,020,000)
Net loss                                        (1,106,000)
Loss per share:
   Basic and diluted                                $ (.50)
                                               ============

The pro forma operating results reflect estimated pro forma adjustments for the amortization of intangibles $(156,000) and compensation expense $(197,000) related to the issuance of the Contingent Shares over a one-year period. Pro forma results of operations information is not necessarily indicative of the results of operations that would have occurred had the acquisition been consummated at the beginning of 1997, or of future results of the combined companies.

MBS, INC.

On December 1, 1998, the Company acquired certain assets of MBS, Inc. ("MBS"), a Certified Technical Education Center-Partner Level (providing training on MicroSoft Solutions) for cash of $50,000, the issuance of 4,493 shares of Company common stock and an assumption of liabilities totaling $150,000. This business combination was accounted for as a purchase. The purchase price was allocated to the fair market values of tangible and intangible assets acquired. Goodwill arising from the MBS acquisition totaled $181,000, and is being amortized over a period of ten years. The results of operations of MBS are included in the accompanying financial statements from the acquisition date forward. With respect to this acquisition, the results of operations from January 1, 1998 through the acquisition date were not material and, accordingly, pro forma operating results are not presented.

NOTE 4 - PROPERTY AND EQUIPMENT

Major classes of property and equipment, net, consist of the following:

                                                      December 31,
                                               ---------------------------
                                                      1997           1998
                                               ------------   ------------
Network equipment                               $1,123,000     $1,661,000
Office equipment, fixtures and vehicles             77,000        162,000
Leasehold improvements                               1,000         86,000
                                               ------------   ------------
                                                 1,201,000      1,909,000
Less: accumulated depreciation                    (489,000)      (928,000)
                                               ------------   ------------
                                               $   712,000    $   981,000
                                               ============   ============

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

At  December  31,  1997 and 1998,  equipment  subject  to capital  leases,  less accumulated depreciation, amount to $98,000 and $60,000, respectively. Depreciation expense for the years ended December 31, 1997 and 1998 amounted to $292,000 and $488,000, respectively, which includes depreciation of equipment subject to capital lease agreements of $19,000 and $38,000, respectively.


NOTE 5 - INTANGIBLE ASSETS

Intangible assets, net, are comprised of the following:

                                                      December 31,
                                               ---------------------------
                                                      1997           1998
                                               ------------   ------------
Goodwill - Entelechy                           $         -     $  828,000
Goodwill - MBS                                           -        181,000
Goodwill - JDT                                           -         26,000
Deferred compensation                                    -        705,000
Customer lists                                      67,000         67,000
Organizational costs                                 2,000          2,000
                                               ------------   ------------
                                                    69,000      1,809,000
Less: accumulated amortization                     (13,000)      (391,000)
                                               ============   ============
                                                  $ 56,000     $1,418,000
                                               ============   ============

Amortization expense was $12,000 and $378,000 for the years ended December 31, 1997 and 1998, respectively.

NOTE 6 - BORROWINGS

At December 31, 1997 and 1998, the Company's outstanding borrowings were comprised of the following:

                                                      1997           1998
                                               ------------   ------------
1997 Notes                                       $ 200,000     $        -
DesignFX - development loan                        175,000        200,000
DesignFX - bank loan                               200,000              -
Halo - line of credit                               35,000              -
Halo - vehicle loan                                 16,000              -
Spectrum - notes payable                            49,000         84,000
Other debt                                         107,000              -
Capital leases                                     123,000         72,000
                                               ------------   ------------
                                                   905,000        356,000
Less: current portion                             (624,000)       (79,000)
                                               ============   ============
Total-long term borrowings                       $ 281,000     $  277,000
                                               ============   ============

1997 NOTES

On October 31, 1997, the Company entered into a series of financing agreements with eight individual investors (collectively, the "1997 Notes"). The 1997 Notes accrued interest at a rate of 8% and were paid in full after the closing of the Company's initial public offering of common stock. The outstanding principal balance of the 1997 Notes amounted to $200,000 at December 31, 1997.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

In connection with the issuance of the 1997 Notes, investors also received warrants to an aggregate of purchase up to 48,872 shares of the Company's common stock at an exercise price of $3.54 per share through October 2000 (see Note 7). The Company capitalized the fair values ascribed to the warrants, which included a value reflective of the excess of the initial public offering price less the exercise price, as a deferred financing cost of $35,000 (included in "Other Assets" in the accompanying December 31, 1997 balance sheet). Such costs were amortized over the life of the 1997 Notes. Interest expense for the years ended December 31, 1997 and 1998, including the amortization of the value ascribed to warrants, totaled $22,000 and $45,000, respectively. The effective interest rate on the 1997 Notes, which includes the amortization of the value of the warrants, approximated 68% per annum.

DESIGNFX - DEVELOPMENT LOAN

In March 1997, DesignFX entered into an agreement with a bank to develop and design the software and hardware for the bank's sites on the Internet and the worldwide web. Provisions of the agreement provided for various advances to DesignFX in order to provide working capital for expenses incurred with the design and development of such web sites. In September 1998, this agreement was terminated and a new agreement was executed. Terms of the new agreement provide for the advances to be repaid in monthly installments equal to 50% of DesignFX's defined revenues received through the bank's web-site. Based on the negotiated terms in the settlement of this obligation, management does not anticipate that any repayments of this loan will be due during the year ending December 31, 1999. In addition, the Company will accrue, in the form of a royalty, 10% of defined revenues. Upon repayment in full of this advance, the accrued royalties, without interest, shall be paid over a period of one year in twelve equal monthly installments. Obligations under this loan totaled $175,000 and $200,000 at December 31, 1997 and 1998, respectively.

DESIGNFX - BANK LOAN

In July 1997, DesignFX borrowed $200,000 from a bank. Repayment terms provided for interest only payments through January 1999, with interest based on 1% over the bank's prime rate of interest (9 3/4% at December 31, 1997). Remaining principal and unpaid interest were due in monthly installments through December 2001. The outstanding balance was paid off in November 1998.

HALO - LINE OF CREDIT

Halo had a credit line with a bank that accrued interest (9 1/2% at December 31, 1997) at a rate indexed to the bank's prime rate. The outstanding balance at December 31, 1997 totaled $35,000. The outstanding balance was repaid by the Company in the year ended December 31, 1998 and the credit line was terminated.

HALO - VEHICLE LOAN

In 1997, Halo entered into a borrowing agreement with a bank to finance the purchase of a vehicle. The secured note accrued interest at a rate of 8.85% and was payable in full in May of 2001. The outstanding balance at December 31, 1997 totaled $16,000. The outstanding balance was paid off during 1998.

SPECTRUM - NOTES PAYABLE

Spectrum notes payable of $49,000 and $84,000 at December 31, 1997 and 1998, respectively, bear interest at rates of 8.25% to 12%. The notes are payable in installments through November 2003 and are secured in the related equipment and vehicles.

OTHER DEBT

In 1995, the Company issued three-year promissory notes in the original aggregate principal amount of $100,000 of which, notes with an aggregate original principal amount of $95,000 remained outstanding at December 31, 1997.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

These notes accrued interest at a rate of 6%. Interest expense for the years ended December 31, 1997 and 1998 amounted to $6,000 and $2,000, respectively.

Bank borrowings assumed in connection with the acquisition of Interactive Networks, Inc. ("INI") in 1996, accrued interest at the rate of 10%. Outstanding borrowings assumed from INI amounted to $12,000 as of December 31, 1997. Such borrowings were secured by the Company's assets. Interest expense for each of the years ended December 31, 1997 and 1998 amounted to $2,000 and $1,000, respectively.

The promissory notes and the INI bank borrowings were paid off with proceeds from the Company's initial public offering of common stock. In addition, a demand note of $150,000 assumed in the Entelechy acquisition was converted into 25,000 shares of Company common stock in 1998.

LINE OF CREDIT

In October 1998, the Company entered into a promissory note agreement with a bank for a line of credit. Borrowings are limited to the lower of $1,500,000 or defined accounts receivable, and outstanding amounts are secured by the Company's assets. At the Company's option, the interest rate is based on the London Interbank Offering Rate ("LIBOR") plus 2% or the bank's prime rate plus
 .25%. The agreement requires the Company to comply with certain operational and financial covenants. There were no outstanding borrowings under this line of credit at December 31, 1998 and the agreement expires on June 30, 1999.

CAPITAL LEASES

The Company leases certain equipment in the normal course of operations which are accounted for as capital leases. Outstanding obligations at December 31, 1997 and 1998 totaled $123,000 and $72,000, respectively. Interest expense related to such agreements was $7,000 and $18,000 for the years ended December 31, 1997 and 1998, respectively.

DEBT AND LEASE MATURITIES

At December 31, 1998, aggregate required principal payments, including the present value of amounts owed under capital leases, are as follows:

YEAR ENDING DECEMBER 31,                      Amount
                                            -----------
1999                                        $  79,000
2000                                          244,000
2001                                           15,000
2002                                           10,000
2003                                            8,000
                                            ===========
      Total                                  $356,000
                                            ===========

NOTE 7 - STOCKHOLDERS' EQUITY

In May 1998, the Company completed an initial public offering of its common stock. In connection with the offering, the Company registered, issued and sold 1,380,000 shares of common stock, including 180,000 shares of common stock issued in connection with the exercise in full of the underwriter's over-allotment option at an initial public offering price of $6.00 per share. The proceeds to the Company (net of underwriting discounts, commissions and other expenses payable by the Company) totaled approximately $6,642,000. Additionally, the Company registered 120,000 shares of common stock underlying warrants, which were sold to the underwriter ("Underwriter Warrants"). The warrants are exercisable for a four-year period commencing on May 14, 1999 at a price of $8.10 per share.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

The Company incurred costs in connection with the issuance and distribution of securities in the offering in the amount of $1,638,000. Such costs include underwriting discounts and commissions in the amount of $828,000, expenses paid to or for the underwriting in the amount of $248,000 and other expenses in the amount of $562,000.

STOCK SPLITS

On March 9, 1998, the Company effected a 1,029.1 for 1 stock split and on April 21, 1998, a 1.187 for 1 stock split. All share and per share data have been restated for all periods presented to reflect the splits.

CAPITAL STOCK

At December 31, 1998, 218,872 shares of common stock were reserved for the exercise of stock warrants, comprised of the aforementioned Underwriter's Warrants, 48,872 reserved shares for the 1997 Note investors and 50,000 for an investment advisory firm (see Warrants below).


On March 9, 1998 the Company's Board of Directors approved an increase in the number of shares of authorized capital stock to 12,000,000, of which 1,000,000 shares were designated as "blank check" preferred stock and 11,000,000 shares were designated as common stock.

PRIVATE PLACEMENT

During 1997, the Company sold 6,109 shares of common stock for net proceeds of approximately $20,000. At December 31, 1996, a subscription receivable of $54,000 was owed to the Company. Such amount was received in January 1997.

WARRANTS

As discussed in Note 6, the 1997 Note investors also received warrants to purchase up to 48,872 shares of the Company's common stock. The 1997 Note investors may exercise the warrants at any time through October 2000 at an exercise price of $3.54 per share.

In November 1998, the Company entered into an agreement with an investment advisory firm who will directly assist the Company in future acquisition efforts. In return for services to be rendered, the Company has issued 50,000 warrants to such firm. The warrants will vest over the period of service if the requisite number of acquisitions are consummated. The exercise prices of the warrants were based, in part, on the fair market value of the Company's common stock at the date of the agreement. The values ascribed to the warrants will be capitalized. Such acquisitions were consummated in the first quarter of 1999.

STOCK AWARDS

In February 1996, the Company entered into an employment agreement with an individual which provided for compensation that included the issuance of 24,436 shares of common stock to be issued ratably over a two-year period. Compensation expense associated with such shares (computed using the per share price of the 1996 private placement) was $40,000 and $7,000 for the years ended December 31, 1997 and 1998, respectively.

In April 1998, the Company agreed to issue 20,000 shares of restricted stock to an officer. The stock award vests over a four-year period; however, if certain events occur, the unvested portion of the award will automatically vest. The value ascribed to the stock award ($114,000) was based, in part, on the per share price of the Company's common stock in its initial public offering. Compensation expense for the year ended December 31, 1998 totaled $24,000. The Company's liability for the values ascribed to these shares approximates $114,000 and is included in "Deferred Compensation" in the accompanying December 31, 1998 consolidated balance sheet. Such liability will be reduced if and when the shares are formally issued.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

STOCKHOLDER COMPENSATION

During the year ended December 31, 1997, the Spectrum stockholders did not receive cash compensation for services rendered. The Company recognized a non-cash compensation charge of $160,000 ($80,000 classified in "Cost of revenues" and $80,000 in "Selling, general and administrative expenses") for the estimated value ascribed to such services. Such values were derived, in part, from the stockholders' compensation levels for the year ended December 31, 1998. The Company increased stockholders' equity in 1997 for the amount of this charge.

STOCK OPTION PLAN

As of March 10, 1998, the Board of Directors adopted the 1998 Stock Option Plan. Under the terms of this plan, the Company has reserved 330,000 shares of common stock for future grants (see Note 15).

Under the Company's 1998 Stock Option Plan, the Company may grant incentive stock options to certain officers, employees and directors. The options expire five or ten years from the date of grant. Accelerated vesting occurs following a change in control of the Company and under certain other conditions. At December 31, 1998, the Company could grant an aggregate of 62,850 shares under the plan.

During the year ended December 31, 1998, the Company issued options to outside members of their Board of Directors, which vest over a one-year period. The exercise prices of such options were based on the fair market values of the Company's stock at the grant dates. The related compensation charge totaled $79,000 in 1998.

The following table summarizes information about stock options outstanding at December 31, 1998:

                         Options Outstanding         Options Exercisable
                    ------------------------------------------------------
                                 Weighted
                                  average      Weighted                Weighted
                                 remaining      average                 average
                     Number      contractual   exercise     Number     exercise
   Exercise Price  Outstanding  life (years)     price   exercisable     price
  ------------------------------------------------------------------------------
  $6.00                215,500    9.5           $6.00      26,938        $6.00
  $6.25 to $6.38       23,950     9.7            6.26       1,496         6.26
  $7.25 to $7.97       16,950     9.8            7.50         706         7.50
  $8.09 to $8.63       10,750     9.5            8.18       1,344         8.18
                    ----------                           ------------
                      267,150     9.5            6.14      30,484         6.14
                    ----------                           ------------


There were no option grants in the year ended December 31, 1997. Transactions under the 1998 Stock Option Plan are summarized as follows:

                                           Year ended
                                          December 31,
                                       --------------------
                                              1998
                                       --------------------
                                                 Weighted
                                                 average
                                                 exercise
                                        Shares     price
  ---------------------------------------------------------
  Outstanding   at  beginning                  -         -
  of year
  Granted                                267,150     $6.14
  Exercised                                    -         -
  Canceled                                     -         -
  ---------------------------------------------------------
  Outstanding at end of year             267,150      6.14
  ---------------------------------------------------------
  Options    exercisable   at             30,484      6.14
  year end
  ---------------------------------------------------------
  Options available for grant             62,850
  ---------------------------------------------------------

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


Under the accounting provisions of SFAS 123, the Company's 1998 pro forma net loss and loss per share would have been:


  --------------------------------------------------------
  Net loss                                   $(544,000)
  Net loss per share; basic and diluted          $(.17)
  --------------------------------------------------------

The Company estimates the fair value of each stock option at the grant date by using the Black-Scholes option-pricing model with the following assumptions:

  December 31, 1998
  --------------------------------------------------------
  Dividend yield                                       0%
  Expected volatility                               46.1%
  Risk-free interest rate                           5.39%
  Expected life - years                               10
  Weighted  average fair value of options          $3.47
  granted
  --------------------------------------------------------


NOTE 8 - TAXES

Provisions (benefits) for federal and state income taxes consist of the following:


                                                      December 31,
                                               ---------------------------
                                                      1997           1998
                                               ------------   ------------
Current
   Federal....................................    $ 21,000      $ 102,000
   State......................................       6,000         28,000
                                               ------------   ------------
                                                    27,000        130,000
                                               ------------   ------------
Deferred
   Federal....................................      29,000        (91,000)
   State......................................      28,000        (24,000)
                                               ------------   ------------
                                                    57,000       (115,000)
                                               ------------   ------------
   Total income tax provision                     $ 84,000     $   15,000
                                               ============   ============


Deferred tax assets (liabilities) arise from the following temporary differences and are classified as follows:

                                                      December 31,
                                               ---------------------------
                                                      1997           1998
                                               ------------   ------------
Deferred Tax Asset, Current:
   Accounts receivable allowances...........      $ 26,000    $     9,000
   Net operating loss carryforwards.........         2,000              -
   Accrued compensation.....................             -        117,000
   Other assets.............................        20,000              -
   Other, net...............................         2,000              -
                                               ============   ============
                                                  $ 50,000    $    126,000
                                               ============   ============
Deferred Tax Asset (Liabilities), Non-Current:
   Intangible assets........................   $         -    $ 1,070,000
   Valuation allowance......................             -     (1,070,000)
   Property and equipment...................       (34,000)        16,000
   Other....................................             -        (11,000)
                                               ------------   ------------
                                                  $(34,000)   $     5,000
                                               ============   ============

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


Differences between the federal provision (benefit) computed at a statutory rate and the Company's effective tax rate are as follows:

                                                      December 31,
                                               ---------------------------
                                                      1997           1998
                                               ------------   ------------
Statutory rate.............................     $ (241,000)   $   (158,000)
State taxes, net of federal benefit........         20,000           3,000
Results attributed to DesignFX, Halo and
Spectrum owners............................        337,000          67,000
Amortization of Entelechy goodwill.........              -          52,000
Non-deductible expenses....................         31,000          45,000
Decrease in deferred income tax valuation
allowance..................................        (76,000)              -
Other, net.................................         13,000           6,000
                                               ============   ============
                                                $   84,000         $15,000
                                               ============   ============

A current benefit of $12,000 related to Entelechy acquisition costs was recognized in the year ended December 31, 1998. The benefit reduced the carrying value of goodwill arising from the acquisition.

Based on historical results of the Company and its acquisitions and estimated 1999 earnings, which includes earnings on certain consulting projects and the effects of integrated operations of the Company, management considers realization of the deferred tax assets generated from operations to be more likely than not.

The acquisitions of DesignFX and Halo were deemed to be taxable among the parties and, accordingly, the Company was required to revalue the tax bases of the intangible assets of DesignFX and Halo. This revaluation resulted in an excess of tax bases over carrying values. Based on an assessment of the Company's ability to generate taxable income beyond the year ending December 31, 1999, the Company, upon the acquisitions of DesignFX and Halo, has established a valuation allowance of $1,070,000 against the entire deferred tax asset, since realization of the asset can not be considered to be more likely than not. Management will perform periodic assessments of its ability to generate taxable income and reduce the valuation allowance if realization of the asset is considered more likely than not. For federal and state income tax purposes, the Company will amortize this intangible asset over a period of 15 years.

NOTE 9 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company leases facilities and equipment under operating leases and subleases expiring through December 2003. Some of the leases have renewal options and most contain provisions for passing through certain incremental costs. At December 31, 1998, future net minimum annual rental payments under non-cancelable leases are as follows:

YEAR ENDING DECEMBER 31,                                      AMOUNT
-------------------------                                    ---------
1999                                                        $   656,000
2000                                                            576,000
2001                                                            439,000
2002                                                            307,000
2003                                                            178,000
                                                            ============
      Total                                                  $2,156,000
                                                            ============

Total rental expense for the years ended December 31, 1997 and 1998 was approximately $129,000 and $414,000, respectively.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


EMPLOYMENT AGREEMENTS

The Company has entered into employment and consulting contracts with certain officers, employees and stockholders, which provide for minimum annual salaries to be paid over specified terms. At December 31, 1998, future commitments for such payments were as follows:

YEAR ENDING DECEMBER 31,                                      AMOUNT
------------------------                                    -----------
1999                                                         $2,275,000
2000                                                          1,764,000
2001                                                            679,000
2002                                                            296,000
                                                            ============
TOTAL                                                        $5,014,000
                                                            ============

FIXED ASSETS

At December 31, 1998, the Company had entered into fixed asset purchase commitments of approximately $1,200,000.

NOTE 10 - RELATED PARTY TRANSACTIONS

FINANCING TRANSACTIONS

At December 31, 1997, certain of the Company's stockholders held promissory notes made by the Company in the aggregate original principal amount of $95,000. These notes accrued interest of 6%. Interest expense for each of the years ended December 31, 1997 and 1998 amounted to $6,000 and $2,000, respectively.

Certain relatives of the Company's executive officers were 1997 Note investors. The terms of such borrowings are the same as those afforded to other investors (see Note 6).

DesignFX had a non-interest bearing demand note payable to an owner. The amount outstanding at December 31, 1997 totaled $15,000, the balance of which was paid in 1998. The imputed interest expense for the years ended December 31, 1997 and 1998 was not material.

At December 31, 1998, the Company had advanced $70,000 to an entity controlled by an officer of DesignFX. Repayment terms have yet to be finalized.

GUARANTEES

Certain executive officers, who are also stockholders of the Company, have provided, at no cost to the Company, personal guarantees of certain obligations of the Company. The amount of obligations subject to these guarantees totaled $117,000 and $72,000 at December 31, 1997 and 1998, respectively.

OTHER TRANSACTIONS (ALSO SEE NOTE 7)

An entity whose stockholder is also a stockholder of the Company provided management consulting services to the Company. Fees for such services amounted to $14,000 and $0 for the years ended December 31, 1997 and 1998, respectively.

An entity, which is owned by certain owners of the Halo, provided managerial and administrative services to Halo. In 1997, Halo was charged $120,000 for such services (included in General and Administrative Expenses in the accompanying December 31, 1997 consolidated statement of operations). Due to the acquisition

                              IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

of Halo by the Company (described in Note 3), there was no allocation of such expenses to Halo in 1998. At December 31, 1997 and 1998, Halo owed $128,000 and $0 to this entity. The related interest expense totaled $7,000 and $0 for the years ended December 31, 1997 and 1998.

Cash contributed to the Company from DesignFX and Halo owners totaled $281,000 and $0 for the years ended December 31, 1997 and 1998, respectively.

NOTE 11 -  CASH FLOW INFORMATION

As disclosed in Note 3, the Company has consummated various asset acquisitions in 1997 and 1998. In conjunction with such acquisitions, liabilities were assumed as follows:

                                                      1997           1998
                                               ------------   ------------
Fair value of assets acquired                     $127,000     $1,010,000
Cash proceeds                                       75,000         50,000
Fair value of issued common stock                   52,000        700,000
                                               ============   ============
      Liabilities assumed                      $       -0-     $  260,000
                                               ============   ============

Cash paid for interest and income taxes are as follows:

                                                      1997           1998
                                               ------------   ------------
      Interest                                      $9,000      $  66,000
      Income Taxes                                   2,000        197,000
                                               ============   ============

In 1997 and 1998, the Company acquired $95,000 and $32,000, respectively, of equipment subject to capital lease obligations. In 1998, a demand note of $150,000 was settled through the issuance of 25,000 shares of Company common stock.

NOTE 12 - MAJOR CLIENTS OF THE COMPANY

One client accounted for 27% and 30% of the Company's revenues for the years ended December 31, 1997 and 1998, respectively. One consulting project provided to the same client accounted for 20% and 24% of the Company's revenues for the years ended December 31, 1997 and 1998, respectively.

NOTE 13 - SEGMENT INFORMATION

The Systems Integration, Programming and Applications Development Consulting segment consists primarily of custom programming for Intranet and Internet applications, including distance learning and e-commerce. The Internet Services segment provides dedicated leased line, frame relay and digital subscriber line communications, dial-up access and mail service. The Web Design segment (principally DesignFX) provides Web-site development and maintenance, programming and hosting services. The Network Installations segment (principally Halo and Spectrum) provides full service network solutions including planning, installation and maintenance. All segments provide services to customers located in the United States. The Corporate segment provides internal administrative, marketing and treasury services. There are no revenues generated by the Corporate segment.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies in Note 2. The Company evaluates segment performance based on net income or loss.

There were no intersegment sales and transfers during the years ended December 31, 1997 and 1998.

The Company's reportable segments were strategic business units that offer different products and services. They have been managed separately because each business requires different technological and marketing strategies or were subject to autonomous control.

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998


Segment information as of and for the years ended December 31, 1997 and 1998 are as follows (in thousands):



                                  Systems Integration,
                                    Programming and
                                     Applications
                                      Development              Internet            Web           Network
December 31, 1997                     Consulting               Services           Design      Installation     Corporate     Total
----------------------------------------------------------------------------------------------------------------------------------

Revenues                                 $1,750                 $  991            $ 572           $2,259       $    -       $5,572
Cost of services                            208                    891              565            1,543            -        3,207
                                       -------------           ---------         ---------       --------     ----------   ---------
Gross profit                              1,542                    100                7              716            -        2,365
Selling, general & administrative           404                    663              850              745          189        2,851
Amortization of intangible assets             -                     12                -                -            -           12
Non-cash compensation expense                40                      -                -               80            -          120
                                       -------------           ---------         ---------       ---------    ----------    --------
Operating income (loss)                   1,098                   (575)            (843)            (109)        (189)        (618)
Interest expense                              -                      -              (28)             (16)         (37)         (81)
Other income (expense), net                   -                      -               46              (42)         (15)         (11)
Income tax (provision) benefit             (330)                   173                -                -           73          (84)
                                       -------------           ---------          ---------      ---------     ----------   --------
Net income (loss)                       $   768                  $(402)            $(825)        $  (167)       $(168)      $ (794)
                                       =============           =========          =========      =========     ==========   ========
Allocated assets                         $1,523                  $ 616             $ 256         $   507        $ 313       $3,215
                                       =============           =========          =========      =========     ==========   ========
Expenditures for allocated assets       $     -                 $  152             $  94         $    54        $   2       $  302
                                       =============           =========          ==========     ==========    ==========   ========




                                  Systems Integration,
                                    Programming and
                                     Applications
                                      Development              Internet            Web           Network
December 31, 1998                     Consulting               Services           Design      Installation     Corporate     Total
----------------------------------------------------------------------------------------------------------------------------------

Revenues                              $4,967                   $1,301            $1,585         $3,626           $ -       $11,479
Cost of services                       2,504                    1,629               926          2,784             -         7,843
                                   -------------              ---------          -------        ---------      --------    --------
Gross profit                           2,463                     (328)              659            842             -         3,636
Selling, general & administrative      1,456                      280               454            956           508         3,654
Amortization of intangible assets        154                       19                 -              -             -           173
Non-cash compensation expense            187                        -                 -              -           103           290
Merger expenses                            -                        -                 -              -           109           109
                                   -------------              ---------          -------        ---------       --------    --------
Operating income (loss)                  666                     (627)              205           (114)         (720)         (590)
Interest expense                           -                        -               (18)           (50)          (61)         (129)
Interest income                            -                        -                 -              1           184           185
Other income (expense), net                -                        -                31             48            (9)           70
Income tax (provision) benefit          (464)                     251                 -              -           198           (15)
                                   -------------              ---------          -------         --------      ---------    --------
Net income (loss)                   $    202                  $  (376)           $  218          $(115)        $(408)       $ (479)
                                   =============              =========          =======         =========     ========     ========
Allocated assets                      $2,430                  $   550            $  213          $ 460         $6,393       $10,046
                                   =============              =========          =======         =========     ========     ========
Expenditures for allocated assets   $      -                  $   336            $  220          $  24         $  171       $   751
                                   =============              =========          =======         =========     ========     ========


NOTE 14 - FOURTH QUARTER ADJUSTMENTS

In the fourth quarter of 1998, the Company recognized, as changes in estimates, the pre-tax effects of: (i) reducing liabilities accrued in previous years by $55,000 (included in other (income) expense, net), (ii) reducing the allowance for doubtful accounts by $44,000 and (iii) reducing a current year royalty liability by $37,000. The Company incurred charges of $109,000 for fees and costs associated with the acquisitions of DesignFX and Halo in the fourth quarter of 1998. Management fee expenses allocated to Halo from a related party totaling $90,000 through September 30, 1998 were eliminated in the fourth quarter of 1998.

NOTE 15 - SUBSEQUENT EVENTS

ACQUISITIONS

On January 29, 1999, the Company acquired substantially all of the assets of Mainsite Communications ("Mainsite") for approximately $53,000 in cash. Mainsite is an Internet Service Provider based in Bridgeport, New Jersey.

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

                             IBS INTERACTIVE, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1998

On February 22, 1999, the Company acquired substantially all of the assets of the Renaissance Internet Services Division ("Renaissance") of PIVC, LLC, for $365,000, a one-year promissory note of $228,000 and the issuance of 44,046 shares of common stock, subject to certain adjustments. Renaissance is an Internet Service Provider headquartered in Huntsville, Alabama.

On March 1, 1999, the Company acquired substantially all of the assets of EZ Net, Inc., a Yorktown, Virginia-based Internet Service Provider with approximately 3,100 consumer dial-up and 40 corporate accounts, in exchange for $300,000 in cash and the issuance of 33,289 shares of Company common stock, subject to certain adjustments.

On March 25, 1999, the Company acquired substantially all of the assets of the ADViCOM division of Multitronics, Inc., for approximately $118,000 in cash and the issuance of 4,424 shares of common stock. ADViCOM is an Internet Service Provider based in Huntsville, Alabama.

On April 30, 1999, the Company acquired Realshare, Inc., a Cherry Hill, New Jersey-based Web-site design and programming company.

On April 30, 1999, Millennium Computer Applications, Inc. was merged into the Company pursuant to the laws of the States of Delaware and North Carolina, respectively. Millennium Computer Applications, Inc. is an Internet Service Provider based in Shallotte, North Carolina.

On May 7, 1999, the Company acquired substantially all of the consumer dial-up and ISDN accounts from the owners of Planet Access, Inc. and related computer equipment from Planet Access, a Stanhope, New Jersey-based Internet Service Provider.

All of these business combinations have been accounted for as purchases. The ultimate values ascribed to the purchases are subject to certain adjustments between the parties. The Company's 1999 acquisitions do not represent, individually and in the aggregate, significant subsidiaries. Accordingly, condensed and pro forma financial information is not presented.

As discussed in Notes 1 and 3, on March 31, 1999, the Company completed the acquisition of Spectrum which provided for the exchange of all of the outstanding stock of Spectrum for 145,456 shares of IBS common stock. Such combination has been accounted for as a pooling of interests.




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